voya	Exhibit 24(b)(4.44) Voya Retirement Insurance and Annuity Company Home Office: One [Orange Way Windsor, Connecticut 06095-4774] [1-800-677-4636] Herein called the Company

Certificate of Group Annuity Coverage

To the Employee:

The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers. All data shown here is taken from Company records and is based upon information furnished by you.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders, or amendments issued to you under the stated Contract and Certificate numbers.  This Certificate is for information only and is not a part of the Contract.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PARTS III AND IV.

Right to Cancel

You may cancel this Certificate within 10 days of receiving it by returning this Certificate along with a written notice to the Company at the Service Center at the above address or to the agent from whom it was purchased.  Within 7 days after it receives the notice of cancellation and this Certificate at its Service Center, the Company will return the entire consideration paid plus any increase or minus any decrease in the cash value of any funds allocated to the Separate Account.

/s/Charles P. Nelson	/s/Jennifer M. Ogren
President	Secretary

Contract Holder [CONTRACT HOLDER NAME]	Group Annuity Contract No. [CONTRACT NUMBER]

Your Name [PARTICIPANT NAME]	Certificate No. [CERTIFICATE NUMBER]

VARIABLE, FIXED OR COMBINATION ANNUITY CERTIFICATE

NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.  THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT FORMULA.  APPLICATION OF A MARKET VALUE ADJUSTMENT MAY RESULT IN EITHER AN INCREASE OR DECREASE IN THE CASH VALUE.  THE MARKET VALUE ADJUSTMENT FORMULA DOES NOT APPLY TO A GUARANTEED TERM AT THE TIME OF ITS MATURITY.

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Specifications

Guaranteed Interest Rate	There are guaranteed interest rates for Purchase Payment(s) held in the Fixed Account (See 1.09) and the GA Account (See 3.04(b)).

Surrender Fee	There will be a charge deducted for early surrender. (See 3.16 and 5.02.)

Deductions from the Separate Account	There will be deductions for mortality and expense risks and administrative fees. (See 3.07(e).)

Deduction from Purchase Payment(s)	Purchase Payment(s) are subject to a deduction for premium taxes, if any. (See 3.01.)

Market Value Adjustment (MVA)	Amounts withdrawn from the GA Account may be subject to a Market Value Adjustment. (See 3.04(e).)

Investment selections made by Participant at enrollment	[List of investments initially selected by Participant at enrollment.]

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:

5.0% on an annual basis set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

6.50% on an annual basis set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

NOTHING IN THE GROUP ANNUITY CONTRACT INVALIDATES OR IMPAIRS ANY RIGHT GRANTED TO THE CERTIFICATE HOLDER.

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TABLE OF CONTENTS

I.	GENERAL DEFINITIONS

Page

1.01	Annuitant ................................................................................................................................................	5
1.02	Annuity ...................................................................................................................................................	5
1.03	Asset Rebalancing .................................................................................................................................	5
1.04	Deposit Period .......................................................................................................................................	5
1.05	Employee Pre-Tax Account ....................................................................................................................	5
1.06	Employee Roth Account........................................................................................................................	5
1.07	Employer.................................................................................................................................................	5
1.08	Employer Pre-Tax Account ....................................................................................................................	5
1.09	Fixed Account .........................................................................................................................................	5
1.10	Fixed Annuity ..........................................................................................................................................	6
1.11	Fund(s) ....................................................................................................................................................	6
1.12	General Account .....................................................................................................................................	6
1.13	Guaranteed Accumulation Account (GA Account) ..................................................................................	6
1.14	Guaranteed Term (Term) ........................................................................................................................	6
1.15	Loan Account ..........................................................................................................................................	6
1.16	Loan Effective Date ................................................................................................................................	6
1.17	Loan Interest Rate ..................................................................................................................................	6
1.18	Matured Term Value................................................................................................................................	6
1.19	Maturity Date ...........................................................................................................................................	6
1.20	Nonunitized Separate Account ...............................................................................................................	6
1.21	Participant (You) ...................................................................................................................................	7
1.22	Plan ........................................................................................................................................................	7
1.23	Purchase Payments ...............................................................................................................................	7
1.24	Separate Account ...................................................................................................................................	7
1.25	Valuation Period .....................................................................................................................................	7
1.26	Variable Annuity .....................................................................................................................................	7

II.	GENERAL PROVISIONS

2.01	Change of Contract .................................................................................................................................	7
2.02	Nonparticipating Contract .......................................................................................................................	8
2.03	Payments ................................................................................................................................................	8
2.04	Control of Contract ..................................................................................................................................	8
2.05	Designation of Beneficiary ......................................................................................................................	9
2.06	Misstatements and Adjustments .............................................................................................................	9
2.07	Incontestability ........................................................................................................................................	9
2.08	Grace Period ...........................................................................................................................................	9
2.09	Plan Administration Subsidy ...................................................................................................................	9
2.10	State Laws ............................................................................................................................................	9

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III.	PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS

3.01	Net Purchase Payment(s) ......................................................................................................................	10
3.02	Contribution Limits .................................................................................................................................	10
3.03	Individual Account ................................................................................................................................	10
3.04	Guaranteed Accumulation Account (GA Account) .................................................................................	11
3.05	Maintenance Fee ....................................................................................................................................	13
3.06	Fund(s) Record Units - Separate Account .............................................................................................	13
3.07	Net Return Factor(s) - Separate Account ...............................................................................................	13
3.08	Fund(s) Record Unit Value - Separate Account .....................................................................................	14
3.09	Current Value .........................................................................................................................................	14
3.10	Loans ......................................................................................................................................................	14
3.11	Transfer of Current Value from the Funds or GA Account .....................................................................	16
3.12	Transfer of Current Value from the Fixed Account ................................................................................	16
3.13	Notice to You ..........................................................................................................................................	16
3.14	Sum Payable at Death (Before Annuity Payments Start) ......................................................................	16
3.15	Annuity Payments to Beneficiary ............................................................................................................	18
3.16	Surrender Value .......................................................................................................................................	18
3.17	Payment of Surrender Value ...................................................................................................................	18
3.18	Distribution Options ................................................................................................................................	19
3.19	Withdrawal Restrictions Under the Code ...............................................................................................	20
3.20	Required Distributions .............................................................................................................................	21
3.21	Reinstatement .........................................................................................................................................	21

IV.	ANNUITY PROVISIONS

4.01	Choices to be Made ...............................................................................................................................	21
4.02	Terms of Annuity Options .......................................................................................................................	22
4.03	Death of Annuitant/Beneficiary ............................................................................................................	22
4.04	Variable Fund Transfers .......................................................................................................................	23
4.05	Fund(s) Annuity Units - Separate Account ............................................................................................	23
4.06	Fund(s) Annuity Unit Values - Separate Account ...................................................................................	23
4.07	Annuity Options ......................................................................................................................................	24

V.	FEE SCHEDULE

5.01	Maintenance Fee ....................................................................................................................................	35
5.02	Surrender Fee ........................................................................................................................................	35

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I.	GENERAL DEFINITIONS

1.01	Annuitant:

A person on whose life an Annuity has been effected under the Contract.

1.02	Annuity:

Payment of an income:

(a)	For the life of one or two persons;

(b)	For a stated period; or,

(c)	For some combination of (a) and (b).

1.03	Asset Rebalancing:

A program that allows Participants to have their Individual Account values automatically adjusted on a scheduled basis in order to maintain the desired percentage allocation for each fund in which the Separate Account is invested.  If elected, only account values invested in the Separate Account are eligible to be rebalanced.  Account values invested in the Guaranteed Accumulation Account and the Fixed Account are not eligible to be rebalanced.  Transfers made under this program will not be subject to the annual transfer limits imposed by the Contract.  To elect to participate in Asset Rebalancing, Participants should contact the Service Center.

1.04	Deposit Period:

A calendar month, a calendar quarter, or any other period of time specified by the Company during which Net Purchase Payment(s) and transfers are accepted into the GA Account for one or more Guaranteed Term(s).

1.05	Employee Pre-Tax Account:

Employee Pre-Tax Account is an individual account credited with employee Net Purchase Payments, specifically employee salary reduction Purchase Payments, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

1.06	Employee Roth Account:

Employee Roth Account is an individual account credited with employee Net Purchase Payments, specifically employee Roth after-tax salary reduction Purchase Payments pursuant to Code Section 402A, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

1.07	Employer:

Employer means the common law entity that established the Plan under which the Contract was issued.  The Employer must be an organization described in Code Section 403(b)(1)(A).  If the Employer is a state or local government entity, the Employer includes all state or local government entities that are on a common payroll with the Employer to the extent eligible under Code Section 403(b)(1)(A).  The Employer also may include other Code Section 501(c)(3) entities that are under common control with the Employer, as determined under Treasury Regulation Section 1.414(c)-5.

1.08	Employer Pre-Tax Account:

Employer Pre-Tax Account is an individual account credited with employer Net Purchase Payments, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

1.09	Fixed Account:

An accumulation option with a guaranteed minimum interest rate of 3%. The Company may credit a higher rate which is not guaranteed.

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1.10	Fixed Annuity:

An Annuity with payments which do not vary in amount.

1.11	Fund(s):

The open-end registered management investment companies (mutual funds) made available by the Company under the Contract.

Additional information regarding the Funds is available in each Fund prospectus.

1.12	General Account:

The Account holding the assets of the Company, other than those assets held in the Separate Account.

1.13	Guaranteed Accumulation Account (GA Account):

An accumulation option which guarantees a stipulated rate of interest for a specified period of time.  Amounts withdrawn before the end of the Guaranteed Term may be subject to a Market Value Adjustment.

1.14	Guaranteed Term (Term):

The period of time for which interest rates are guaranteed on Net Purchase Payment(s) and on transfers made into a Deposit Period of the GA Account.  Term(s) are offered at the Company's discretion for various lengths of time ranging up to and including ten years.

1.15	Loan Account:

An accounting device used to keep a record of loan activity.  For each loan, an amount equal to the loan amount is transferred from the investment options in which the Individual Account is invested and is credited to the Loan Account.

1.16	Loan Effective Date:

The date on which the Company has received a loan request form and any other required forms in good order at its Service Center.

1.17	Loan Interest Rate:

The Loan Interest Rate will be fixed on the Loan Effective Date and will not be greater than 6% on an annual basis.  The Loan Account is credited with interest at a rate which is not less than the Loan Interest Rate, less a maximum of 2.5%, on an annual basis.

1.18	Matured Term Value:

The amount payable on a GA Account Term's Maturity Date.

1.19	Maturity Date:

The last day of a GA Account Term.

1.20	Nonunitized Separate Account:

A separate account, established by the Company under Section 38a-433 of the Connecticut General Statutes, that holds assets for GA Account Guaranteed Terms of more than three years and, on and after September 1, 1998, amounts allocated or transferred to Guaranteed Terms of three years or less.  There are no discrete units for this Account.  The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from assets held in the Nonunitized Separate Account.  Such gain or loss is borne entirely by the Company.  The assets of the Nonunitized Separate Account, to the extent of reserves and other contract liabilities, may not be charged with other Company liabilities.

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1.21	Participant (You):

A person who participates in the Opportunity Plus program. All references to "you" or "your" refer to a Participant.

1.22	Plan:

The Employer's 403(b) plan pursuant to which the Contract is issued or, if applicable, any agreement under which information regarding the Contract and the Employer's 403(b) plan is shared as required by Section 1.403(b)-10(b)(2)(C) of the Treasury Regulations.  The Company is not bound by the terms of the Plan.

1.23	Purchase Payments:

Payments made to the Company.

1.24	Separate Account:

Account C buys and holds shares of the Fund(s).  Income, gains or losses, realized or unrealized are credited or charged to Account C without regard to other income, gains or losses of the Company.  The Company owns the assets held in Separate Account C and is not a trustee as to such amounts.  Account C generally is not guaranteed and is held at market value.  The assets of this account, to the extent of reserves and other contract liabilities of the account, shall not be charged with other Company liabilities.

1.25	Valuation Period (Period):

The period of time from the end of one business day on the New York Stock Exchange to the end of the next business day.

1.26	Variable Annuity:

Any Annuity with payments which vary with the net investment results of Separate Account C.

II.	GENERAL PROVISIONS

2.01	Change of Contract:

Only a Vice President or above of the Company or any officer acting pursuant to a written delegation of authority from such person may change the terms of the Contract.  No other employee, agent, or representative of the Company may make any change to the Contract.

The Contract may be changed at any time by written mutual agreement of the Contract Holder and the Company.  Where the Company proposes a change to the contract requiring written mutual agreement, if the Contract Holder does not agree to any change under this provision, no new Participants will be covered under the Contract.

The Company may not make any unilateral changes to the contract, except that:

(a)

The Company may change the sections of the Contract specifically enumerated in this Change of Contract section.  The Company will notify the Contract Holder in writing at least 30 days before the effective date of any change except as otherwise provided for in this Change of Contract section.  Where the Company notifies the Contract Holder of any such unilateral change, the Contract Holder or, as applicable, Participants will be permitted to terminate their participation in the Contract prior to the effective date of the change under the terms of the Contract in effect prior to the unilateral change; and

(b)	The Company may change the Contract at any time as required by federal or state law.

The Company may change the sections of the Contract concerning:

(a)	Net Purchase Payment(s);

(b)	Guaranteed GA Account Interest Rates;

GTCC-HH(XC/M)-15	7

(c)	Net Return Factor(s) - Separate Account;

(d)	Current Value;

(e)	Surrender Value;

(f)	Fund(s) Annuity Unit Value - Separate Account;

(g)	Maximum transfer fees.

Any such change under these sections will not apply to any individual participating under the Contract before the effective date of the change, but may apply to new Participants covered on or after the date the change is effective.

The Company may change the section concerning GA Account Market Value Adjustment by notifying the Contract Holder in writing at least 90 days before the effective date of any such change.  Any changes under this section will become effective for any new Term for any present or future Individual Accounts.

The Company may change the Annuity options and the tables for such options:

(a)	No earlier than 12 months after the Effective Date of the Contract; and

(b)	No earlier than 12 months after the date on which any such prior change was effective.

Any such change to the Annuity options and the tables for such options will not apply to any individual participating under the Contract before the effective date of the change, but will apply to new Participants covered on or after the date any change is effective.  Any change will not affect the amount or terms of any Annuity beginning before the change is effective.

2.02	Nonparticipating Contract:

You, your beneficiary or the Contract Holder will not have a right to share in the earnings of the Company.

2.03	Payments:

The Company will make Annuity payments as and when due.  The Company will make other payments within 7 days of receipt at its Home Office of a written claim for payment which is in good order, except as provided in 3.14.

2.04	Control of Contract:

The Contract is between the Contract Holder and the Company only to satisfy the "purchase" requirements of Section 403(b)(1) of the Internal Revenue Code of 1954, as amended.  The Contract Holder has no right, title, or interest in the amounts held under the Contract either by reason of remitting Purchase Payments or applying for the Contract.

The Contract is established under a Plan of the Employer pursuant to Section 403(b) of the Code.  The Contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of the Contract and do not impose any responsibilities or duties on the Company greater than those set forth in the Contract.

To the extent provided for in the Treasury Regulations, the Employer and/or its designee is responsible for sharing with the Company information that is necessary for the Company to administer the Contract in accordance with the terms of the Plan, Code and the Treasury Regulations, including information necessary for the Company to satisfy its withholding and information reporting obligations under the Code with respect to the Contract.  Except to the extent otherwise agreed between the Company and the Employer and/or its designee, the Company shall share with the Employer and/or its designee information regarding the Contract that the Employer and/or its designee requests for purposes of ensuring adherence to the terms of the Plan.

The Company shall rely upon the Employer's representations regarding the contents of the applicable Plan document, except as otherwise agreed to by the Company.  The Company shall rely upon instructions of the Employer and/or its designee in permitting contributions to and making distributions from the Contract (including distributions due to loans, annuity payouts, qualified domestic relations orders, hardship withdrawals and systematic distributions options) in accordance with the terms of the Plan.

GTCC-HH(XC/M)-15	8

Subject to the terms of the Plan, tax-free exchanges within the Plan and plan-to-plan transfers involving the Contract, including transfers to a governmental defined benefit plan to purchase permissive service credits within the meaning of Code Section 415(n), may be allowed to the extent permitted by law.

You own all amounts held in your Individual Account.  You may make any choices allowed by the Contract for your Individual Account.  Choices made under the Contract must be in writing.  Until receipt of such choices in the Home Office of the Company, the Company may rely on any previous choices made.  The Contract, this Certificate, and your Individual Account shall not be subject to the claims of any creditors.  The Contract, this Certificate and your Individual Account are nonassignable, except to the Company in the event of a loan, and nontransferable within the meaning of Code Section 401(g).  In the event a loan against an Individual Account is requested, however, the Current Value of your Individual Account necessary to cover the loan amount plus interest must be assigned to the Company.  The Contract Holder will inform you as to when and where the Contract may be examined.

Your rights under the Contract are nonforfeitable.

2.05	Designation of Beneficiary:

Each Participant shall name a beneficiary.  The beneficiary may be changed at any time.

2.06	Misstatements and Adjustments:

If the Company finds the age of any payee to be misstated, the correct facts will be used to adjust payments. Any underpayment made by the Company will be paid in one sum using an interest rate of 1%.  We reserve the right to obtain reimbursement, or to adjust future payments, for any overpayment made by the Company using an interest rate of 1%.

2.07	Incontestability:

The Company cannot cancel the Contract because of any error of fact on the application.

2.08	Grace Period:

The Contract will remain in effect even if Purchase Payments are not continued.

2.09	Plan Administration Subsidy:

The Company and/or its affiliates may provide Plan administration services to the Employer.  Such services may be offered at no or reduced cost.  Also, the Company may subsidize all or a portion of the Employer's Plan administration expenses by paying certain costs associated with the Employer's Plan administration personnel and/or certain costs associated with a third party administrator engaged by the Employer to administer the Plan in accordance with its terms, the Code and the Treasury Regulations.  The Company shall have no obligation to agree to Plan administration subsidy requests, and unless otherwise agreed to in advance by the Company and the Employer, the Company may limit or terminate the subsidy with respect to an Employer's Plan at the Company's sole discretion. Plan administration subsidies will be paid only to the extent requested by the Employer and agreed to by the Company in writing.  The Company will determine the availability of a Plan administration subsidy on a basis that is not unfairly discriminatory.

2.10	State Laws:

This Certificate complies with the laws of the State of New York.  Any cash, death, or Annuity payments are equal to or greater than the minimum required by such laws.  Annuity tables for legal reserve valuation shall be as required by state law.  Such tables may be different from Annuity tables used to determine Annuity payments.

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III.	PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS

3.01	Net Purchase Payment(s):

The actual Purchase Payment less any state premium tax.

The Net Purchase Payment(s) will be credited among:

(a)	The Fixed Account;

(b)	The Guaranteed Accumulation Account;

(c)	The Fund(s) in which the Separate Account invests.

The Company must be told by you the percentage of the Net Purchase Payment(s) to be applied to each investment above.

During any calendar year, the Company may be told to change the investment mix twelve times.  Should the Company allow additional changes, each may be subject to a fee of up to $10.

3.02	Contribution Limits:

Contributions may not exceed the applicable limits under Code Sections 415 and 402(g).

Code Section 415 contains the maximum annual contribution limit for a Participant under a Code Section 403(b) plan and includes employer nonelective contributions (including matching contributions), Code Section 403(b) elective deferrals, and after-tax contributions.  Any amounts identified to be in excess of this limit that remain in the Contract shall be separately accounted for by the Company in accordance with Code Section 403(c).

Code Section 403(b) elective deferrals include employee pre-tax contributions and, to the extent permitted by the Plan and the Contract, any employee designated Roth contributions.

Elective deferral contributions made to the Contract and any other plans, contracts or arrangements of the Employer on behalf of the Participant may not exceed the limits of Code Section 402(g).  If the Company is notified that a contribution to the Contract has exceeded the limits of Code Section 402(g) or any other applicable Code section, the Company will, upon receipt of appropriate instruction, distribute such contribution plus any earnings or interest and less any losses to the Participant no later than April 15 of the year following the year of the excess contribution or as otherwise permitted under the Code.

Except in the case of a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), 457(e)(16)) and 402A(e)(1), or as a result of an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section, contributions to the Contract must be made by the Employer. The Employer may not make contributions after the Participant's death, except as permitted under Section 1.403(b)-4(d) of the Treasury Regulations.

For contributions that are considered rollover eligible amounts:

(a)

Where the Code Section 403(b) arrangement is governed by a separate Plan document, then, to the extent allowed by the Plan, this Contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).

(b)

Where the Code Section 403(b) arrangement is not governed by a separate Plan document, this Contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).

3.03	Individual Account:

The Company will maintain Individual Accounts for Participants.  The Individual Accounts may be an Employee Pre-Tax Account, an Employee Roth Account and an Employer Pre-Tax Account.

Should a Participant wish to exchange an existing Company tax deferred annuity contract for the Contract, the original enrollment date will be used to calculate the Surrender Fee, if any.

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If the Company agrees to accept under the Contract amounts transferred from a Code Section 403(b)(7) custodial account, such amounts will be subject to the surrender restrictions set forth in Code Section 403(b)(7)(A)(ii).

3.04	Guaranteed Accumulation Account (GA Account):

The GA Account guaranteed stipulated rates of interest for stated periods of time (see Deposit Period in General Definitions section and (a) below).  Amounts withdrawn before the end of a Guaranteed Term may be subject to a Market Value Adjustment (MVA) (see (e) below).

(a)	Guaranteed Term Classifications - The grouping of Terms according to their time to maturity. The following are the Classifications:

(1)	Short-Term: Terms of up to and including three years; or

(2)	Long-Term: Terms of greater than three years and up to and including ten years.

During a Deposit Period, the Company may make available one or more Term(s) within a Classification.  The Contract Holder or Participant, as applicable, has the option to allocate Net Purchase Payment(s) and transfers into any or all of the available Deposit Period Term(s).  If no specific direction is given, Net Purchase Payment(s) and transfers will go into available Term(s) on a pro rata basis within the Classification(s) previously chosen by the Contract Holder or Participant, as applicable.  At least one Term in the Short-Term Classification will be available each Deposit Period.

(b)

Guaranteed GA Account Interest Rates (Guaranteed Rates) - The Company will declare all interest rate(s) applicable to a specific Term at the start of the Deposit Period for that Term. These rate(s) are guaranteed by the Company for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account.  The Guaranteed Rates are annual effective yields.  The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of a year.  No annual rate will ever be less than 3%.

For Term(s) of one year or less, one Guaranteed Interest Rate is set and announced for that full Term.  For other Terms, there may be two or more rates.  All of these rate(s) may be set and announced prior to the Deposit Period for that Term and will not be subject to change.

(c)

Withdrawals from GA Account - Full or partial surrenders may be requested at any time from the GA Account.  However, amounts withdrawn prior to the Maturity Date of a Term to satisfy a surrender request may be subject to an MVA (see (e) below).

Full and partial surrenders are satisfied by withdrawing amounts from each of the Fund(s), the Fixed Account, the GA Account Short-Term Classification and the GA Account Long-Term Classification on a pro rata basis.  However, the Contract Holder or Participant, as applicable, may specify a particular order in which investment options will be liquidated in order to satisfy a partial surrender request.

For purposes of withdrawals, Terms within the GA Account Short-Term and Long-Term Classifications are considered as two separate investment options.  Any withdrawal which is a surrender will be subject to the Maintenance Fee and Surrender Fee as appropriate.  Also, amounts will be removed within a GA Account Classification starting with the Term still in effect with the oldest Deposit Period.

Amounts may be transferred at any time subject to Contract specifications (see 3.11 below).  Amounts transferred prior to the Maturity Date of a Term are subject to an MVA (see (e) below).  Amounts(s) will be removed within the elected Classification starting with the Term still in effect with the oldest Deposit Period.

During the Deposit Period and the 90 days following the close of the Deposit Period, any amounts applied to the GA Account during that Deposit Period may not be withdrawn unless due to:

(1)	A full or partial surrender;

(2)	A payment for an Annuity option; or

(3)	The Sum Payable at Death provision.

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(d)

Maturity Date/Reinvestment - For all GA Account Term(s), the Contract Holder or Participant, as applicable, will be mailed a notice at least 18 calendar days before a Term's Maturity Date.  This notice will contain the current Deposit Period's Guaranteed Rate(s), Term(s) and a projected Matured Term Value.

The Matured Term Value may be surrendered or transferred on the Term's Maturity Date without an MVA.  If no specific direction is given by the Contract Holder or Participant, as applicable, prior to the Maturity Date, each Matured Term Value will be reinvested in a Term of the same duration.  In the event that a Term of the same duration is unavailable, each Matured Term Value will automatically be reinvested in the next shortest Term available in the same Classification during the then-current Deposit Period.  If however, only one Term is available within the Classification, then the Matured Term Value will automatically be reinvested in that Term.  Within two business days after the Maturity Date, the Contract Holder or Participant, as applicable, will be mailed a confirmation statement.  This notice will state the Terms and Guaranteed Rates which will apply to the reinvested Matured Term Value.

During the calendar month following the Term's Maturity Date, one exception is allowed to the 90 day transfer restriction and MVA under (c) and (e).  This exception is applicable to each Matured Term Value plus any interest accrued thereon, provided no part of the Matured Term Value was transferred on the Maturity Date.

During this calendar month period, the Contract Holder or Participant, as applicable, may notify the Company's Home Office to transfer or surrender all or part of the Matured Term Value plus any interest accrued thereon from the GA Account without an MVA.  This provision only applies to the first such request received from the Contract Holder or Participant, as applicable, during this period for any Matured Term Value.  The Matured Term Value plus any interest accrued thereon may be transferred upon such request without an MVA to:

(1)	Any other Term(s) of the GA Account available in the then-current Deposit Period; or

(2)	Any other allowable Fund(s).

If no such notification is given, the Matured Term Value will remain subject to the terms and conditions of the new Term.  All surrender and transfer requests will be processed as of the date they are received in good order at the Company's Home Office.

If the Contract is issued under a tax deferred annuity Plan, the above notice will be sent to the Participant(s).

(e)	Market Value Adjustment (MVA) - There will be an MVA for a withdrawal from the GA Account before the end of a Term when the withdrawal is due to:

(1)	A transfer;

(2)	A full or partial surrender; or

(3)	A payment for an Annuity option.

The market value adjusted amount will be equal to the amount withdrawn multiplied by the following ratio:

(1 + i) x/365
(1 + j) x/365

Where:	i	is the Deposit Period Yield
	j	is the Current Yield
	x	is the number of days remaining, (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

The Deposit Period Yield will be determined as follows:

(1)

At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last three months of the Guaranteed Term.

GTCC-HH(XC/M)-15	12

(2)

The Deposit Period Yield is the average of those yields for the Deposit Period.  If the withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding the withdrawal.

The Current Yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield.

In the event that no U.S. Treasury Notes which mature in the last three months of the Guaranteed Term exist, the Company reserves the right to use the U.S. Treasury Notes that mature in a following quarter.

For full and partial surrenders as well as transfers made from the GA Account due to the death of the Participant before Annuity payments begin, the amount withdrawn from the GA Account will be the greater of:

(1)

The aggregate MVA amount which is the sum of all market value adjusted amounts calculated due to a withdrawal of amounts (for surrender or transfer) from Term(s) prior to the end of those Term(s).  The aggregate MVA may be either positive or negative; or

(2)	The applicable portion of the Current Value in the GA Account.

The greater of the aggregate MVA amount or the applicable portion of the Current Value in the GA Account is applied to amounts withdrawn from the GA Account for payments under any Annuity option as provided in 4.07.

(f)

Deposits to the GA Account - All amounts in the GA Account under the Short-Term Classification are made to the General Account.

All amounts in the GA Account under the Long-Term Classifications are made to a Nonunitized Separate Account.

For Term(s) under both the Short-Term and Long-Term Classifications.  The Company guarantees stipulated interest rates to be credited to the GA Account.  All assets of the Company including amounts made to the GA Account are available to meet the guarantees under the GA Account.

3.05	Maintenance Fee:

The Maintenance Fee (see 5.01) will be deducted from the Current Value on each anniversary of your Individual Account effective date and upon surrender of your entire Individual Account.

3.06	Fund(s) Record Units - Separate Account:

The portion of the Net Purchase Payment(s) applied to the Separate Account will determine the number of Fund(s) Record Units.  This number is equal to the Net Purchase Payment applied to the Fund divided by the Fund(s) Record Unit Value (see 3.08) for the Valuation Period in which the Purchase Payment is received in good order.

3.07	Net Return Factor(s) - Separate Account:

The Net Return Factors are used to compute all Separate Account values and payments for any Fund.

The Net Return Factor for each Fund is equal to 1.0000000 plus the Net Return Rate.

The Net Return Rate is equal to:

(a)	The value of the shares of the Fund held by the Separate Account at the end of a Valuation Period; minus

(b)	The value of the shares of the Fund held by the Separate Account at the start of the Valuation Period; plus or minus

(c)	Taxes (or reserves for taxes) on the Separate Account (if any); divided by

(d)	The total value of the Fund Record Units and Fund Annuity Units of the Separate Account (see 3.06 and 4.05) at the start of the Valuation Period; minus

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(e)

A daily actuarial charge at an annual rate which will not exceed 1.25% during the accumulation period and which will equal 1.25% during the Annuity period for Annuity mortality and expense risks and profit and a daily administrative charge which will not exceed .25% on an annual basis.

A Net Return Rate may be more or less than 0.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

The administrative charge may be changed annually except for amounts which have been used to purchase an Annuity.  This charge will not exceed .25%.

3.08	Fund(s) Record Unit Value - Separate Account:

A Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period.  The dollar value of a Fund(s) Record Units, Separate Account assets, and Variable Annuity payments may go up or down due to investment gain or loss.

3.09	Current Value:

The Current Value is the value of your Individual Account at the end of a Valuation Period and is equal to:

(a)	Any amounts in the Fixed Account, including Fixed Account interest added by the Company; plus

(b)	Any amounts in the GA Account, including GA Account interest added by the Company; plus

(c)	The sum of any Separate Account Record Unit value(s); less

(d)	Any Maintenance Fee(s) due.

Current Value does not include amounts used to purchase an Annuity.

3.10	Loans:

During the accumulation phase, loans are granted (1) as permitted under applicable law; (2) subject to our standard terms and conditions; (3) in accordance with the provisions of this section; (4) subject to the requirements of the Code; and (5) the Company's procedures and limitations in effect at the time the loan is requested or otherwise imposed by the Company.

(a)

Amount available for loan: The amount available for loan is limited to the vested Individual Account Current Value attributable to Participant contributions subject to any Plan vesting limits as determined by the Contract Holder, plus any additional amounts allowed by the Plan as determined by the Contract Holder.  Amounts available from some investment options may be subject to limitations as determined by our standard terms and conditions.  To obtain the requested loan amount, these limitations may require a transfer of funds from certain investment options.  A Market Value Adjustment may apply to amounts transferred from the Guaranteed Accumulation Account.

The minimum loan amount is $1,000 for non-residential loans and $2,500 for residential loans.  The maximum loan amount is the lesser of:

(1)

Fifty percent (50%) of the vested Individual Account Current Value, including the amount, if any in (a) the Loan Account; and (b) if applicable, an Internal Revenue Code Section 403(b)(7) custodial account administered by the Company; reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

(2)	Fifty thousand dollars ($50,000) reduced by the highest outstanding balance of loans for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000. The Company reserves the right not to grant a loan request if the Participant has an outstanding loan in default.

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A loan is not available from the Employee Roth Account.  The Employee Roth Account is excluded from the vested Individual Account Current Value for purposes of determining the amount available for loan.  The amount available for a full or partial withdrawal from an Employee Roth Account will not be reduced by any outstanding loan balance.  In the event of a loan default, no amount of the outstanding loan balance will be deducted from the Employee Roth Account.

(b)

Loan Repayment: A loan may be repaid in full at any time or as permitted under our standard terms and conditions. Notwithstanding any contrary language in loan agreements, loan repayments from Participants who also participate in an Internal Revenue Code 403(b)(7) custodial account administered by the Company will be allocated among the Participant's current investment options in effect when the loan payment is received, in the same manner as loan repayments from Participants who do not participate in such an account.

(c)

Partial Withdrawal(s) While A Loan Is Outstanding: The amount available for partial withdrawal while a loan is outstanding is equal to the vested Individual Account Current Value, including the Loan Account, minus 110% of the outstanding loan balance.

(d)	Full Withdrawal While A Loan Is Outstanding: When a full withdrawal is requested while a loan is outstanding, one of the following occurs:

(1)

If the vested Individual Account Current Value available for distribution is sufficient to repay (a) the outstanding loan balance plus (b) any applicable Surrender Fee due on the outstanding loan balance, that amount (the total of (a) and (b)) minus the Loan Account balance, is deducted from the vested Individual Account Current Value and the loan is canceled.  The outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution.

(2)

If the vested Individual Account Current Value available for distribution is not sufficient to repay (a) the outstanding loan balance plus (b) any applicable Surrender Fee due on the outstanding loan balance, the withdrawal amount cannot exceed the vested Individual Account Current Value, including the Loan Account, minus 110% of the outstanding loan balance and a full withdrawal cannot be made until the loan is repaid in full.

(e)

Electing An Annuity Option While a Loan Is Outstanding: Before all or any portion of the vested Individual Account Current Value is used to purchase Annuity payments, the Participant may repay any outstanding loan balance, or the vested Individual Account Current Value is adjusted to cancel the loan as described in "Full Withdrawal While A Loan Is Outstanding" above.

(f)

Death Of The Participant While A Loan Is Outstanding: If a death benefit claim is submitted for an Individual Account with an outstanding loan, the vested Individual Account Current Value, including the amount of the Loan Account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.

(g)

Loan Default: If the Company does not receive a loan payment at its Service Center before the end of the grace period (the last day of the quarter following the quarter in which the due date occurred), the entire outstanding loan balance will be in default and will be reported to the IRS on IRS Form 1099-R for the year that the default occurred and will be treated as follows:

(1)

If the amount of the vested Individual Account Current Value available for distribution is sufficient to repay (a) the outstanding loan balance plus (b) any applicable Surrender Fee due on the outstanding loan balance, that amount is deducted from the vested Individual Account Current Value; or

(2)

If the amount of the vested Individual Account Current Value available for distribution is not sufficient to repay (a) the outstanding loan balance plus (b) any applicable Surrender Fee due on the outstanding loan balance, the Loan Account will continue to earn interest, and interest will continue to be charged on the defaulted amount until it is repaid in its entirety or until there is a sufficient amount in the Individual Account to repay the total amount due in (a) and (b) above.  This will generally be when the Participant reaches age 59 1/2 or separates from service.

GTCC-HH(XC/M)-15	15

3.11	Transfer of Current Value from the Funds or GA Account:

Before an Annuity option is elected, all or any portion of the Current Value may be transferred from any Fund(s) and/or GA Account to:

(a)	Any other allowable Fund;

(b)	To the Fixed Account; or

(c)	Term(s) of the GA Account available in the then-current Deposit Period.

Amounts in a specific GA Account Term cannot be transferred to the Deposit Period of another Term within the same Classification except at the Term's maturity (see 3.04(d)).

Amounts applied to Classifications of the GA Account may not be transferred to the Fund(s) and/or to the Fixed Account during the Deposit Period or for 90 days after the close of the Deposit Period.

Transfers from Term(s) of the GA Account are subject to the withdrawal and MVA provisions (see 3.04(c) and (e)).

Twelve transfers of the Current Value can be made during a calendar year period.  The transfer of any portion of the GA Account value at the Maturity Date of a Term is not counted for this purpose.  The Company may allow additional transfers, but each may be subject to a fee of up to $10.

3.12	Transfer of Current Value from the Fixed Account:

Before an Annuity option is elected, 10% of the Current Value held in the Fixed Account may be transferred to any Fund(s).  Such transfer will be:

(a)	Without charge; and

(b)	Allowed once per calendar year.

The Company may, on a temporary basis, allow any larger percent to be transferred.

The Current Value of the Fixed Account, as used above, is the value when the request is received at the Home Office of the Company.

3.13	Notice to You:

The Company will notify you each year of:

(a)	The value of any amounts held in:

(1)	The Fixed Account;

(2)	The GA Account;

(3)	The Fund(s) for the Separate Account;

(b)	The number of any Fund(s) Record Units;

(c)	The Fund(s) Record Unit Value(s); and

(d)	The Surrender Value of these amounts.

Such number or values will be as of a date no more than 60 days before the date of the notice.

3.14	Sum Payable at Death (Before Annuity Payments Start):

For purposes of this section only, partial surrenders are defined as any amounts surrendered, including any loans taken, any amounts surrendered to satisfy any outstanding interest due associated with a defaulted loan, and any amounts applied to an income phase payment option.

(a)	The Company will pay any portion of the Individual Account(s) Current Value to the beneficiary when:

(1)	The Participant dies before Annuity payments start; and

(2)	The certified copy of the death certificate and a completed and signed election form is received in good order at the Service Center.

GTCC-HH(XC/M)-15	16

(b)

For each Individual Account, the death benefit is guaranteed to be the greater of (1) or (2) below, calculated as of the close of the New York Stock Exchange on the date the certified copy of the death certificate and a completed and signed election form is received in good order at the Service Center:

(1)

The Adjusted Net Purchase Payment Total, which is the sum of all Net Purchase Payment(s) to the Individual Account, adjusted for partial surrender amount(s) (this amount will never be less than zero); or

(2)	The Individual Account Current Value, excluding the Loan Account, plus a Market Value Adjustment (MVA) as specified in 3.04.

(c)

For Individual Accounts, the Adjusted Net Purchase Payment Total in (b)(1) is initially equal to the first Net Purchase Payment.  The Adjusted Net Purchase Payment Total is then adjusted upon each subsequent Net Purchase Payment, loan repayment, or partial surrender.  The adjustment for subsequent Net Purchase Payments and loan repayments made will be dollar for dollar.  The adjustment for partial surrender amounts will be proportionate, reducing the Adjusted Net Purchase Payment Total in the same proportion that the Individual Account Current Value, excluding the Loan Account, was reduced on the date of the partial surrender.  The proportionate adjustment on the Adjusted Net Purchase Payment Total for each partial surrender is defined as the Adjusted Net Purchase Payment Total at the time multiplied by the fraction A divided by B (A/B), where:

A is the Individual Account Current Value, excluding the Loan Account, immediately after a partial surrender; and

B is the Individual Account Current Value, excluding the Loan Account, immediately before a partial surrender.

(d)

If the amount of the death benefit in (b)(1) is greater than the amount in (b)(2), the Company will deposit the difference to the Individual Account.  The amount, if any, will be deposited as of the business day following the date the certified copy of the death certificate and a completed and signed election form is received in good order at the Service Center.  If the beneficiary in that situation requests an immediate surrender or annuitization of the account, the amount paid will be the Individual Account Current Value excluding the Loan Account, on the next business day following the date of deposit of the difference to the Individual Account.

If the amount of the death benefit in (b)(1) is less than the amount in (b)(2) and the beneficiary requests an immediate surrender or annuitization of the account, the amount paid will be the Individual Account Current Value excluding the Loan Account on the next business day following the business day the notice of death and the request for payment are received in good order at the Service Center.

A beneficiary may alternatively elect to defer distribution of the Individual Account Current Value as permitted by the Code.  In that situation, the amount paid to the beneficiary upon the actual date of surrender or annuitization will equal the Individual Account Current Value, excluding the Loan Account, on the date the payment request is processed, and the amount paid may be more or less than the amount of the death benefit determined in (b) above when the notice of death and election of the payment method was received.  No additional death benefit is payable upon the beneficiary's death.

If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Individual Account must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death.  Alternatively, if the Participant has a designated beneficiary, payments may be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary provided distribution to a non-spouse beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death.  If the beneficiary is the Participant's spouse, the distribution is not required to begin earlier than December 31 of the calendar year in which the Participant would have attained age 70 1/2, or such later date as may be allowed under Federal law or regulations.

If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death or such other method of distribution as may be allowed under Federal law or regulations.

If no beneficiary exists, the payment will be made to the Participant's estate.

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3.15	Annuity Payments to Beneficiary:

In no event may any payments to the beneficiary under an Annuity option extend beyond:

(a)	The life of the beneficiary; or

(b)	Any certain period greater than the beneficiary's life expectancy.

3.16	Surrender Value:

The Surrender Value is the amount payable by the Company upon the surrender of any portion of your Individual Account and is equal to the Current Value surrendered reduced by the Maintenance Fee (if any) and the Surrender Fee as provided in 5.02.

For a Plan that is subject to the Retirement Equity Act of 1984, the Company may defer payment of the Surrender Value until appropriate waiver and spousal consent forms are received.

The amount payable by the Company upon the total surrender of an Individual Account with a loan(s) outstanding shall be reduced by accrued interest and if applicable, a deferred sales charge on the loan amount.

The amount surrendered of any portion or all of an Employee Roth Account Current Value will be excluded from income if it is a qualified distribution which means:

(a)	the surrender occurs after the 5-taxable year period measured from the earlier of:

(1)

the first taxable year the Participant made a designated Roth contribution to any designated Roth account established for the Participant under the same applicable retirement plan as defined in Code Section 402A, or

(2)

if a rollover contribution was made from a designated Roth account previously established for the Participant under another applicable retirement plan, the first taxable year for which the Participant made a designated Roth contribution to such previously established account; and

(b)	the surrender occurs due to a death benefit distribution to a beneficiary, disability as defined by the Code, or after attainment of age 59 1/2.

The Participant or beneficiary must notify the Company in writing when a lump sum payment is to be made or Annuity payments are to commence.

The Participant may surrender any portion or all of an Individual Account Current Value and transfer such amount to another investment provider under the Plan or roll over such amount that qualifies as an eligible rollover distribution in accordance with Code Sections 403(b)(8), 401(a)(31) and 402(c) and applicable regulations.

A Participant or the surviving spousal beneficiary of a deceased Participant (or a Participant's spouse or former spouse who is an alternate payee under a domestic relations order, as defined in Section 414(p) of the Code) who is entitled to an eligible rollover distribution may elect to have any portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Plan paid directly to an eligible retirement plan (as defined in Section 402(c)(8)(B) of the Code) or paid directly to a Roth individual retirement annuity or a Roth individual retirement account as a qualified rollover contribution (as defined in Section 408A(e) of the Code), as specified by the Participant, beneficiary or spouse in a direct rollover. A distribution to a beneficiary who at the time of the Participant's death was neither the spouse of the Participant nor the spouse or former spouse of the Participant who is an alternate payee under a qualified domestic relations order may elect to have any portion of an eligible rollover distribution directly rolled over only to an individual retirement account or individual retirement annuity (IRA) that has been established on behalf of the beneficiary as an inherited IRA (within the meaning of Section 408(d)(3)(C) of the Code), to the extent permitted under the Plan.

3.17	Payment of Surrender Value:

Under certain emergency conditions, the Company may defer payment:

(a)	For a period of up to 6 months (unless not allowed by state law); and

(b)	As provided by federal law.

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3.18	Distribution Options:

Systematic Distribution Options (SDO's)

During the accumulation period, the following distribution options are available: the Systematic Withdrawal Option (SWO) or the Estate Conservation Option (ECO).  Under these options, Participants may request regularly scheduled, automatic, partial distributions of their Individual Account Current Value.

Withdrawals from the Individual Account Current Value for an SDO are taken proportionately from each investment option in which the account is invested or as otherwise allowed.  No Surrender Fee applies to amounts distributed under a systematic distribution option.  An MVA may apply to amounts withdrawn from the GA Account.

If applicable, all payments comply with the incidental death benefit test of Code Section 401(a)(9).  Any single or joint life expectancy factor(s) used in the calculation of a systematic distribution option will comply with Code Section 401(a)(9) and related regulations and are generally based on the tables associated with that section of the Code.

To request SWO or ECO, the Participant or beneficiary, as applicable, must complete an election form and forward it to the Service Center.  A minimum Individual Account Current Value may be required to elect an SDO.  If SWO or ECO is revoked, the Participant or beneficiary may not subsequently elect that option again, nor may the Participant or beneficiary elect another systematic distribution option unless permitted under the Code minimum distribution rules.

The availability of any specific option will be subject to terms and conditions applicable to that option.  Availability is also determined by the Plan.  The Company reserves the right to discontinue the availability of an SDO option for future election.  Payments will, however, continue to Participants who elected the option before the date it is no longer available.

Systematic Withdrawal Option (SWO)

Under SWO, a portion of the Individual Account value is automatically withdrawn and paid to the Participant. Eligibility for SWO will be subject to the terms and conditions of the Company.  SWO is not available when a loan is in effect.

The Participant or beneficiary, as applicable, may elect one of the following payment methods:

(a)

Payment of a specified dollar amount annually - The amount distributed may not be more than 20% of the Individual Account Current Value as of the date SWO is elected.  The specified amount will be paid unless a larger amount is required under the Code's minimum distribution rules.

(b)

Payment over a specified period - Payments must be over a period of at least five years unless a different period is required under the Code's minimum distribution rules.  The maximum period allowed is determined by the life expectancy factor.  The amount paid each year is the Individual Account Current Value as of December 31 of the prior year divided by the remaining number of payment years.

If amounts are withdrawn from the GA Account, an MVA (see the section entitled Guaranteed Accumulation Account (GA Account) in Part III) will apply to amounts withdrawn under SWO.

Estate Conservation Option (ECO)

Under ECO, a portion of the Individual Account Current Value is automatically withdrawn and paid to the Participant.  The earliest date ECO payments may begin is the first day of the calendar year in which the Participant attains age 70 1/2.

When ECO is in effect, the Company will calculate and distribute an amount equal to the minimum distribution required under the Code.  Generally, the amount distributed is equal to the Individual Account Current Value as of December 31 of the year prior to the payment year divided by a single or joint life expectancy factor.

If amounts are withdrawn from the GA Account, no MVA applies to amounts withdrawn under ECO.

GTCC-HH(XC/M)-15	19

3.19	Withdrawal Restrictions Under the Code:

(a)

In General.  Distributions from the Contract shall be made only in accordance with the requirements of Code Section 403(b), the Treasury Regulations, and the Plan.  The Company has no responsibility to make any distribution (including distributions due to loans, Annuity payments, qualified domestic relations orders, hardship withdrawals and systematic distributions options) from the Contract until it has received instructions or information from the Employer and/or its designee in a form acceptable to the Company and necessary for the Company to administer the Contract in accordance with Code Section 403(b) the Treasury Regulations, and the Plan.

(b)

Restricted Elective Deferrals.  Restricted Elective Deferrals means (1) with respect to a Section 403(b) annuity contract, elective deferral contributions made after December 31, 1988, pursuant to a salary reduction agreement, and the earnings on such contributions and on amounts held as of December 31, 1988; and (2) with respect to amounts held under a Section 403(b)(7) custodial account that are contributed to this Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section, elective deferral contributions made pursuant to a salary reduction agreement and the earnings on such contributions.  Unless otherwise indicated, Restricted Elective Deferrals include employee designated Roth contributions within the meaning of Code Section 402A(c)(1).  Withdrawals and other distributions attributable to Restricted Elective Deferrals shall not be paid from the Contract unless the Participant has (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section 72(m)(7)), or (5) incurred a hardship (in which case such amounts shall be limited to actual salary deferral contributions, excluding earnings thereon).

(c)

Employer Annuity Amounts.  Employer Annuity Amounts means amounts attributable to contributions made to an annuity contract under Code Section 403(b)(1) (including earnings thereon) that are not elective deferrals.  Employer Annuity Amounts do not include after-tax employee contributions or earnings thereon.  Withdrawals and other distributions attributable to Employer Annuity Amounts shall not be paid from the Contract earlier than the Participant's severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability, as provided in the Plan.

(d)

Employer Custodial Amounts.  Employer Custodial Amounts means amounts attributable to contributions made to a custodial account under Code Section 403(b)(7) (including earnings thereon) that are not elective deferrals, and which are contributed to the Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section.  Withdrawals and other distributions attributable to Employer Custodial Amounts that are transferred or exchanged into the Contract shall not be paid from the Contract unless the Participant has (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section 72(m)(7)), or (5) incurred a hardship (in which case the portion of the Employer Custodial Amounts available for hardship shall be limited to the Employer Custodial Amount balance held as of December 31, 1988 provided such balance is separately accounted for by the Company).

(e)

Separate Accounting.  If the Contract includes both Restricted Elective Deferrals and other contributions and the Restricted Elective Deferrals are not separately accounted for by the Company, distributions may not be made earlier than the later of (1) any date permitted under paragraph (b) above, and (2) any date permitted under paragraph (c) or paragraph (d) above, whichever is applicable, with respect to contributions that are not Restricted Elective Deferrals.

(f)

Exchanges and Transfers.  With respect to amounts exchanged or transferred to the Contract as described in the Control of Contract section, the Contract imposes distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transfer or plan, whichever is applicable, in accordance with Section 1.403(b)-10(b)(2) of the Treasury Regulations.

(g)	Exceptions.

(1)

Notwithstanding any other provision in this section, withdrawals and other distributions are permitted to be paid from the Contract to the extent (a) allowed by applicable law, (b) described in the Contribution Limits section, (c) required by a qualified domestic relations order within the meaning of Section 414(p), or (d) the withdrawal is a qualified reservist distribution described in Code Section 72(t)(2)(G).

GTCC-HH(XC/M)-15	20

(2)

If the Employer informs the Company that the Plan has been terminated in accordance with Section 1.403(b)-10(a) of the Treasury Regulations, the Company shall distribute the Contract or the accumulated benefits thereunder in accordance with the requirements of Code Section 403(b) and the Treasury Regulations.

(3)

The withdrawal restrictions described in this section do not apply to amounts attributable to contributions that are eligible rollover distributions as described in Section 1.403(b)-10(d) of the Treasury Regulations and that have been separately accounted for by the Company.

3.20	Required Distributions:

Distributions from the Contract must be made in accordance with the required minimum distribution rules of Code Sections 403(b)(10) and 401(a)(9) and may be taken in the form of an Annuity option or other method permitted by the Contract and the Plan.  Distributions from and benefits under the Contract also must satisfy the requirements relating to incidental benefits under Section 1.401-1(b)(1)(ii) of the Treasury Regulations.  All such rules are incorporated herein by reference.

If the Participant does not request commencement of benefits as described above, the Company will not be responsible for compliance with the Code 401(a)(9) minimum distribution requirements and for any adverse tax consequences that may result.

3.21	Reinstatement:

Within 30 days after a full surrender, you may elect to reinstate all or a portion of the proceeds of a full surrender if allowed by applicable law.  The Company must receive reinstated amounts within 60 days of the surrender.

Any Maintenance Fee and Surrender Fee charged at the time of surrender on the amount being reinvested will be included in the reinstatement.  Any Market Value Adjustment deducted from GA Account surrenders will not be included in the reinstatement.  Amounts will be reinstated among the Fixed Account, GA Account, and Separate Account in the same proportion as they were at the time of surrender.  Any amounts reinstated to the GA Account will be credited to the current Deposit Period.  The number of Record Units reinstated will be credited to the current Deposit Period.  The number of Record Units reinstated will be based on the Record Unit Value(s) next computed after receipt at the Service Center of the reinstatement request and the amount to be reinvested.

Reinstatement is permitted only once.

IV.	ANNUITY PROVISIONS

4.01	Choices to be Made:

An Annuity option may be elected by telling the Company to pay all or any portion of the Current Value (minus any premium tax) as a premium for an Annuity under Option 2, 3, or 4 (see 4.07).  The Participant or beneficiary, as applicable, may elect an Annuity option by properly completing an election form and forwarding it to the Service Center no later than 30 calendar days before the desired first Annuity payment date.  All Annuity option elections must comply with any regulatory requirements including the Code minimum distribution requirements.

The present value of the expected payments to the Annuitant when payments start shall be determined in accordance with the tables under Code Section 401(a)(9) regulations in order to comply with the incidental death benefit test.  This restriction does not apply if Option 4(e) is chosen and the second Annuitant is the spouse of the Annuitant.

Payment Commencement Date - Generally, the first Annuity payment must be made no later than the April 1 of the calendar year following the year in which the Participant turns age 70 1/2 or such later date as may be allowed under Federal law or regulations.  In no event may any payments to the Annuitant under an Annuity option extend beyond:

(a)	The life of the Annuitant;

(b)	The lives of the Annuitant and beneficiary;

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(c)	A period certain greater than the Annuitant's life expectancy according to regulations under Code Section 401(a)(9), determined as of the date payments are to commence, or

(d)	A period certain greater than the life expectancies of the Annuitant and beneficiary according to regulations under Code Section 401(a)(9), determined as of the date payments are to begin.

For distributions taken in a lump sum, see Surrender Value.

For a Plan that is subject to the Retirement Equity Act of 1984, any election of an Annuity option other than Option 4 must be accompanied by the appropriate waiver and spousal consent forms.

When an option is chosen, the Company must also be told if payments are to be made other than monthly and to pay:

(a)	A Fixed Annuity using the General Account; or

(b)	A Variable Annuity using any of the Fund(s) made available by the Company for Annuity purposes; or

(c)	A combination of (a) and (b).

If a Fixed Annuity is chosen, the Company will add interest daily at an annual rate no less than 3.5%.  The Company may add interest daily at any higher rate.

If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen.  If not chosen, the Company will use an Assumed Annual Net Return Rate of 3.5%.

With the exception of Option 2 on a variable basis, once elected, an Annuity Option may not be revoked.

4.02	Terms of Annuity Options:

(a)	When payments start, the age of the Annuitant plus the number of years for which payments are guaranteed must not exceed 95.

(b)

The present value of the expected payments to the Annuitant when payments start shall be more than 50% of the present value of the total expected payments to be made; this restriction does not apply if Option 4 is chosen and the second Annuitant is the spouse of the Annuitant.

(c)	An Annuity Option may not be chosen if the first payment would be less than $20 or if the total payments in a year would be less than $100.

(d)

If a Fixed Annuity under Option 2, 3 or 4 is chosen and a larger payment would result from applying the Surrender Value to a current Company single premium immediate annuity, the Company will make the larger payment.

(e)

Age, where used in the following tables, means age on the birthday closest to the date of the first payment.

The Annuity rates for Options 3 and 4 are based on mortality from 1983 Table 2. The Annuity rates do not differ by sex. A more complete description of the rates has been filed with the office of the New York Department of Insurance.

(f)

Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first Annuity payment under a Variable Annuity. The Separate Account must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future Variable Annuity payments are to remain level.

(g)

If the Current Value of your Individual Account is less than $2,000 or the amount of Annuity payment would be less than $20 per month, the Company may pay the Current Value in a lump sum.  There will be no reduction for a Surrender Fee or Market Value Adjustment.  Such Current Value paid may not be reinstated.

4.03	Death of Annuitant/Beneficiary:

When an Annuitant dies under Options 2 and 3, the present value of any remaining guaranteed payments will be paid in one sum to the beneficiary or upon election by the beneficiary, any remaining payments will continue to the beneficiary.  If no beneficiary exists, the present value of any remaining guaranteed payments will be paid in one sum to the estate of the Annuitant.

GTCC-HH(XC/M)-15	22

In no event may any payments to the beneficiary under an Annuity Option extend beyond:

(a)	The life of the beneficiary, determined as of the date payments are to commence; or

(b)	Any certain period greater than the beneficiary's life expectancy determined as of the date payments are to commence.

The interest rate used to determine the first payment will be used to calculate the present value.

4.04	Variable Fund Transfers:

When a Variable Annuity is elected, the Participant or beneficiary, as applicable, may request the Company to transfer all or any portion of the amount allocated to a Fund to any other available Fund.  Transfer requests must be expressed as a percentage of the allocation among the Funds on which the variable payment is based.  Twelve transfers are allowed each calendar year.  The Company reserves the right to allow additional transfers.

4.05	Fund(s) Annuity Units - Separate Account:

The number of Fund(s) Annuity Units is based on the amount of the first Variable Annuity payment which is equal to:

(a)	The portion of the Current Value (minus any premium tax) applied to pay a Variable Annuity; divided by

(b)	1,000; multiplied by

(c)	The payment rate for the Option chosen.

Such amount, or portion, of the variable payment will be divided by the appropriate Fund(s) Annuity Unit Value (see 4.06) on the tenth Valuation Period before the due date of the first payment to determine the number of each Fund(s) Annuity Units. The number of each Fund(s) Annuity Units remains fixed. Each future payment is equal to the sum of the products of each Fund(s) Annuity Unit Value multiplied by the appropriate number of Units. The Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment is used.

4.06	Fund(s) Annuity Unit Value - Separate Account:

For any Valuation Period a Fund(s) Annuity Unit Value is equal to:

(a)	The Value for the previous Period; multiplied by

(b)	The Net Return Factor(s) (see 3.07) for the Period; multiplied by

(c)	A factor to reflect the Assumed Annual Net Return Rate.

The factor for 3.5% per year is .9999058; for 5% per year it is ..9998663.

The dollar value of a Fund(s) Annuity Unit Values and payments may go up or down due to investment gain or loss.

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:

5.0% on an annual basis plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

6.50% on an annual basis plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

Payments shall not be changed due to changes in the mortality or expense results or administrative charges.

GTCC-HH(XC/M)-15	23

4.07	Annuity Options:

Option 1 - Payment of Interest on Sum Left with the Company

This option may be used only by your beneficiary if you die before the Company has started paying an Annuity.  A portion or all of the sum paid upon your death may be held under this option and will be held in the General Account of the Company at interest (see 4.01).  Your beneficiary may later tell the Company to:

(a)	Pay a portion or all of the sum held by the Company; or

(b)	Apply a portion or all of the sum held by the Company to any Annuity option below.

Option 2 - Payments for a Stated Period of Time

This option provides payments for a stated period.  The number of years must be at least three (3) and not more than thirty (30) and the Annuity may be a Fixed or Variable Annuity or a combination.

If payments for this option are under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time.  If a withdrawal is requested within three years of the first payment, the lump-sum payment is treated as a withdrawal during the accumulation period and any applicable Surrender Fee will apply (see 5.02).

If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Option 3 - Life Income for One Annuitant

This option provides payments for the life of the Annuitant.  If this option is elected, the Participant or beneficiary, as applicable, must also choose one of the following:

(a)	Payments cease at the death of the Annuitant; or

(b)	Payments are guaranteed for a period of at least five (5) and not more than thirty (30) years; or

(c)

Fixed-only cash refund: At the death of the Annuitant, the beneficiary receives a lump-sum payment in an amount equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made to the Annuitant.

Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Option 4 - Life Income for Two Annuitants

This option provides payments for the lives of the Annuitant and a second Annuitant.  Payments continue until both Annuitants have died.  If this option is elected, the Participant or beneficiary as applicable, must also choose one of the following:

(a)	100% of the payment amount to continue after the first death; or

(b)	66 2/3% of the payment amount to continue after the first death; or

(c)	50% of the payment amount to continue after the first death; or

(d)	100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period of at least five (5) and no more than thirty (30) years; or

(e)	100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant; or

(f)

100% of the fixed-only payment amount to continue after the first death with a cash refund to the Contract beneficiary after the second death.  The amount of the cash refund is equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made.

Under (a) or (d), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Other Options

As allowed under applicable state law, the Company reserves the right to make other options available.

GTCC-HH(XC/M)-15	24

OPTION 2

Payments for a Stated Period of Time

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Years of Payments	Amount of Payments	Years of Payments	Amount of Payments	Years of Payments	Amount of Payments
3 4 5 6 7 8 9 10 11 12	$29.19 22.27 18.12 15.35 13.38 11.90 10.75 9.83 9.09 8.46	13 14 15 16 17 18 19 20 21	$7.94 7.49 7.10 6.76 6.47 6.20 5.97 5.75 5.56	22 23 24 25 26 27 28 29 30	$5.39 5.27 5.09 4.96 4.84 4.73 4.63 4.53 4.45

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Years of Payments	Amount of Payments	Years of Payments	Amount of Payments	Years of Payments	Amount of Payments
3 4 5 6 7 8 9 10 11 12	$29.80 22.89 18.74 15.99 14.02 12.56 11.42 10.51 9.77 9.16	13 14 15 16 17 18 19 20 21	$8.64 8.20 7.82 7.49 7.20 6.94 6.71 6.51 6.33	22 23 24 25 26 27 28 29 30	$6.17 6.02 5.88 5.76 5.65 5.54 5.45 5.36 5.28

GTCC-HH (XC/M)-15	25

OPTION 3

Life Income

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Payments Guaranteed for a Stated Period of Months

Adjusted Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$ 4.34 4.41 4.48 4.56 4.64 4.72 4.81 4.91 5.01 5.12 5.23 5.36 5.49 5.63 5.78 5.94 6.11 6.29 6.49 6.70 6.92 7.17 7.43 7.71 8.02 8.35	$ 4.34 4.40 4.47 4.55 4.63 4.71 4.80 4.89 4.99 5.10 5.21 5.33 5.45 5.59 5.73 5.89 6.05 6.22 6.41 6.60 6.81 7.04 7.27 7.53 7.80 8.08	$ 4.31 4.38 4.45 4.52 4.59 4.67 4.75 4.84 4.93 5.03 5.13 5.24 5.35 5.47 5.60 5.73 5.87 6.02 6.17 6.33 6.49 6.66 6.84 7.02 7.20 7.38	$ 4.27 4.33 4.40 4.46 4.53 4.60 4.67 4.75 4.83 4.92 5.00 5.09 5.19 5.28 5.38 5.48 5.58 5.69 5.79 5.90 6.00 6.10 6.20 6.30 6.39 6.48	$ 4.22 4.27 4.32 4.38 4.44 4.50 4.56 4.62 4.69 4.75 4.82 4.88 4.95 5.02 5.08 5.15 5.21 5.27 5.33 5.38 5.43 5.48 5.52 5.55 5.59 5.62

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GTCC-HH (XC/M)-15	26

OPTION 3

Life Income

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Net Return Rate of 5.0%

Payments Guaranteed for a Stated Period of Months

Adjusted Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$ 5.26 5.33 5.40 5.47 5.54 5.63 5.71 5.80 5.90 6.01 6.12 6.24 6.37 6.51 6.66 6.82 6.99 7.17 7.36 7.57 7.80 8.05 8.31 8.59 8.90 9.23	$ 5.25 5.32 5.38 5.45 5.53 5.61 5.69 5.78 5.88 5.98 6.09 6.21 6.33 6.46 6.60 6.75 6.91 7.08 7.27 7.46 7.67 7.89 8.13 8.38 8.64 8.93	$ 5.22 5.28 5.34 5.41 5.48 5.56 5.63 5.72 5.81 5.90 6.00 6.10 6.21 6.33 6.45 6.57 6.71 6.85 6.99 7.15 7.30 7.47 7.64 7.81 7.99 8.16	$ 5.17 5.23 5.29 5.35 5.41 5.47 5.54 5.61 5.69 5.77 5.85 5.93 6.02 6.11 6.22 6.30 6.39 6.49 6.59 6.69 6.78 6.88 6.97 7.06 7.15 7.23	$ 5.11 5.15 5.20 5.26 5.31 5.36 5.42 5.47 5.53 5.59 5.65 5.71 5.77 5.83 5.89 5.95 6.01 6.06 6.12 6.17 6.21 6.25 6.29 6.33 6.36 6.38

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GTCC-HH (XC/M)-15	27

OPTION 3

Life Income

Fixed Only Cash Refund

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Age of Annuitant	Monthly Payment	Age of Annuitant	Monthly Payment
50 51 52 53 54 55 56 57 58 59 60 61 62	$ 4.19 4.25 4.31 4.37 4.43 4.50 4.57 4.64 4.72 4.80 4.88 4.97 5.07	63 64 65 66 67 68 69 70 71 72 73 74 75	$ 5.17 5.27 5.38 5.50 5.62 5.75 5.89 6.03 6.18 6.34 6.51 6.69 6.87

Rates are based on mortality from 1983 Table a. The rates do not differ by sex.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.

GTCC-HH(XC/M)-15	28

OPTION 4

Life Income for Two Payees

Joint and Last Survivor Annuity

100% to the Survivor

No Minimum Period

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.69 3.75 3.81 3.84 3.87 3.90 3.91 3.92 3.92	$3.75 3.89 3.97 4.04 4.09 4.13 4.15 4.17 4.18	$3.81 3.97 4.16 4.27 4.35 4.42 4.47 4.50 4.51	$3.84 4.04 4.27 4.51 4.66 4.78 4.86 4.92 4.95	$3.87 4.09 4.35 4.66 4.99 5.19 5.35 5.46 5.53	$3.90 4.13 4.42 4.78 5.19 5.67 5.95 6.17 6.31	$3.91 4.15 4.47 4.86 5.35 5.95 6.64 7.04 7.34	$3.92 4.17 4.50 4.92 5.46 6.17 7.04 8.04 8.63	$3.92 4.18 4.51 4.95 5.53 6.31 7.34 8.63 10.05

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.63 4.68 4.73 4.77 4.80 4.82 4.84 4.85 4.86	$4.68 4.80 4.88 4.95 5.00 5.04 5.06 5.08 5.10	$4.73 4.88 5.04 5.15 5.24 5.30 5.35 5.39 5.41	$4.77 4.95 5.15 5.37 5.52 5.63 5.72 5.79 5.83	$4.80 5.00 5.24 5.52 5.83 6.04 6.20 6.31 6.39	$4.82 5.04 5.30 5.63 6.04 6.49 6.77 6.99 7.15	$4.84 5.06 5.35 5.72 6.20 6.77 7.45 7.86 8.16	$4.85 5.08 5.39 5.79 6.31 6.99 7.86 8.84 9.43	$4.86 5.10 5.41 5.83 6.39 7.15 8.16 9.43 10.86

GTCC-HH (XC/M)-15	29

OPTION 4

Life Income for Two Payees

Joint and Last Survivor Annuity

66 2/3% to the Survivor

No Minimum Period

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.94 4.05 4.18 4.32 4.48 4.66 4.84 5.02 5.19	$4.05 4.20 4.35 4.51 4.69 4.89 5.09 5.30 5.49	$4.18 4.35 4.54 4.73 4.95 5.18 5.42 5.65 5.87	$4.32 4.51 4.73 4.99 5.25 5.53 5.82 6.11 6.37	$4.48 4.69 4.95 5.25 5.61 5.97 6.33 6.69 7.02	$4.66 4.89 5.18 5.53 5.97 6.49 6.96 7.43 7.88	$4.84 5.09 5.42 5.82 6.33 6.96 7.73 8.39 9.02	$5.02 5.30 5.65 6.11 6.69 7.43 8.39 9.54 10.46	$5.19 5.49 5.87 6.37 7.02 7.88 9.02 10.46 12.15

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.87 4.99 5.12 5.27 5.44 5.64 5.86 6.09 6.30	$4.99 5.12 5.26 5.43 5.63 5.85 6.09 6.33 6.57	$5.12 5.26 5.44 5.63 5.85 6.11 6.38 6.65 6.92	$5.27 5.43 5.63 5.87 6.14 6.44 6.75 7.07 7.38	$5.44 5.63 5.85 6.14 6.49 6.84 7.23 7.62 8.00	$5.64 5.85 6.11 6.44 6.84 7.35 7.84 8.34 8.83	$5.86 6.09 6.38 6.75 7.23 7.84 8.60 9.28 9.93	$6.09 6.33 6.65 7.07 7.63 8.34 9.28 10.42 11.35	$6.30 6.57 6.92 7.38 8.00 8.83 9.93 11.35 13.04

GTCC-HH (XC/M)-15	30

OPTION 4

Life Income for Two Payees

Joint and Last Survivor Annuity

50% to the Survivor

No Minimum Period

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.07 4.22 4.40 4.61 4.87 5.17 5.49 5.84 6.18	$4.22 4.37 4.56 4.79 5.06 5.39 5.75 6.13 6.51	$4.40 4.56 4.76 5.00 5.31 5.66 6.06 6.49 6.91	$4.61 4.79 5.00 5.27 5.61 6.01 6.46 6.95 7.43	$4.87 5.06 5.31 5.61 5.99 6.44 6.96 7.54 8.11	$5.17 5.39 5.66 6.01 6.44 6.99 7.61 8.29 9.00	$5.49 5.75 6.06 6.46 6.96 7.61 8.43 9.29 10.17	$5.84 6.13 6.49 6.95 7.54 8.29 9.29 10.54 11.71	$6.18 6.51 6.91 7.43 8.11 9.00 10.17 11.71 13.57

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$5.01 5.15 5.33 5.56 5.83 6.17 6.55 6.98 7.40	$5.15 5.29 5.48 5.71 6.01 6.36 6.78 7.23 7.68	$5.33 5.48 5.66 5.91 6.23 6.61 7.05 7.54 8.05	$5.56 5.71 5.91 6.16 6.51 6.93 7.42 7.96 8.53	$5.83 6.01 6.23 6.51 6.87 7.34 7.89 8.51 9.16	$6.17 6.36 6.61 6.93 7.34 7.87 8.51 9.23 10.00	$6.55 6.78 7.05 7.42 7.89 8.51 9.33 10.20 11.14	$6.98 7.23 7.54 7.96 8.51 9.23 10.20 11.44 12.64	$7.40 7.68 8.05 8.53 9.16 10.00 11.14 12.64 14.51

GTCC-HH (XC/M)-15	31

OPTION 4

Life Income for Two Payees

Joint and Last Survivor Annuity

100% to the Survivor

120 Minimum Period

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.69 3.75 3.81 3.84 3.87 3.90 3.91 3.91 3.92	$3.75 3.89 3.97 4.04 4.09 4.13 4.15 4.16 4.17	$3.80 3.97 4.15 4.26 4.35 4.41 4.46 4.48 4.49	$3.84 4.04 4.26 4.50 4.65 4.76 4.84 4.89 4.91	$3.87 4.09 4.35 4.65 4.98 5.17 5.31 5.41 5.46	$3.89 4.13 4.41 4.76 5.17 5.62 5.87 6.05 6.15	$3.91 4.15 4.46 4.84 5.31 5.87 6.48 6.79 6.98	$3.91 4.16 4.48 4.89 5.41 6.05 6.79 7.50 7.83	$3.92 4.17 4.49 4.91 5.46 6.15 6.98 7.83 8.50

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.63 4.68 4.73 4.77 4.80 4.82 4.84 4.85 4.85	$4.68 4.80 4.88 4.94 4.99 5.03 5.06 5.07 5.08	$4.73 4.88 5.04 5.14 5.23 5.29 5.34 5.37 5.38	$4.77 4.94 5.14 5.37 5.51 5.62 5.70 5.75 5.78	$4.80 4.99 5.23 5.51 5.82 6.00 6.15 6.24 6.30	$4.82 5.03 5.29 5.62 6.00 6.44 6.68 6.86 6.96	$4.84 5.06 5.34 5.70 6.15 6.68 7.27 7.57 7.76	$4.85 5.07 5.37 5.75 6.24 6.86 7.57 8.26 8.58	$4.85 5.08 5.38 5.78 6.30 6.96 7.76 8.58 9.23

GTCC-HH (XC/M-15)	32

OPTION 4

Life Income for Two Payees

Joint and 1/2 Contingent Life Income Annuity

No Minimum Period

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.86 4.02 4.22 4.43 4.69 4.99 5.33 5.70 6.07	$3.89 4.10 4.31 4.56 4.84 5.17 5.54 5.96 6.38	$3.93 4.15 4.42 4.70 5.02 5.39 5.82 6.29 6.75	$3.94 4.18 4.48 4.84 5.22 5.65 6.14 6.69 7.24	$3.96 4.21 4.53 4.93 5.42 5.93 6.52 7.17 7.84	$3.97 4.23 4.57 4.99 5.54 6.23 6.95 7.75 8.59	$3.98 4.24 4.59 5.04 5.63 6.40 7.40 8.41 9.49	$3.98 4.25 4.61 5.07 5.69 6.52 7.64 9.08 10.51	$3.98 4.26 4.61 5.09 5.73 6.60 7.81 9.45 11.50

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.80 4.95 5.14 5.36 5.63 5.96 6.35 6.79 7.26	$4.83 5.02 5.23 5.47 5.77 6.12 6.54 7.01 7.53	$4.86 5.06 5.32 5.59 5.93 6.31 6.77 7.30 7.86	$4.88 5.10 5.38 5.72 6.10 6.54 7.06 7.66 8.29	$4.89 5.13 5.43 5.80 6.29 6.81 7.42 8.11 8.85	$4.90 5.15 5.46 5.86 6.41 7.08 7.81 8.65 9.55	$4.91 5.16 5.49 5.91 6.50 7.25 8.25 9.28 10.41	$4.92 5.17 5.51 5.95 6.56 7.37 8.49 9.93 11.39	$4.92 5.18 5.52 5.97 6.60 7.46 8.66 10.29 12.37

These Annuity rates are based on mortality from 1983 Table a.

GTCC-HH (XC/M)-15	33

OPTION 4

Life Income for Two Annuitants

Fixed Only Cash Refund

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.68 3.75 3.79 3.83 3.85 3.85 3.85 3.83 3.93	$3.75 3.88 3.96 4.02 4.06 4.07 4.07 4.05 4.01	$3.79 3.96 4.13 4.23 4.30 4.34 4.35 4.32 4.27	$3.83 4.02 4.23 4.46 4.58 4.66 4.69 4.67 4.60	$3.85 4.06 4.30 4.58 4.88 5.04 5.12 5.12 5.03	$3.85 4.07 4.34 4.66 5.04 5.43 5.61 5.67 5.58	$3.85 4.07 4.35 4.69 5.12 5.61 6.13 6.31 6.26	$3.83 4.05 4.32 4.67 5.12 5.67 6.31 6.93 7.03	$3.93 4.01 4.27 4.60 5.03 5.58 6.26 7.03 7.60

Rates are based on mortality from 1983 Table a. The rates do not differ by sex.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.

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V. FEE SCHEDULE

TAX DEFERRED ANNUITY PLAN

5.01	Maintenance Fee:

The Maintenance Fee will be $0 per Individual Account.

5.02	Surrender Fee:

The Surrender Fee applies to (i) all amounts withdrawn from the Fixed Account, and (ii) to amounts withdrawn from the Funds and Guaranteed Accumulation Account only if such amounts were attributable to amounts held in the Fixed Account at any time.  Amounts will be withdrawn proportionately from amounts that are subject to a Surrender Fee and amounts that are not subject to a Surrender Fee.

For each surrender from an Individual Account, the Surrender Fee will vary according to the number of years since the Individual Account was established.

For amounts withdrawn from the Fixed Account and the variable investment options that are subject to a Surrender Fee, the Surrender Fee will be a percentage of the amount withdrawn in accordance with the table below:

Number of Years Since Individual Account Established	Surrender Fee

Less than 5 5 or more but less than 7 7 or more but less than 9 9 or more but less than 10 10 or more	5% 4% 3% 2% 0%

For amounts withdrawn from the Guaranteed Accumulation Account that are subject to a Surrender Fee, the Surrender Fee will be a percentage of the amount withdrawn in accordance with the table below:

Number of Years Since Individual Account Established	Surrender Fee

Less than 3 3 or more but less than 4 4 or more but less than 5 5 or more but less than 6 6 or more but less than 7 7 or more	5% 4% 3% 2% 1% 0%

The date used for the establishment of the Individual Account for a Participant for purposes of the tables above is the earliest date used for establishment of the Participant's Employee Pre-Tax Account, Employer Pre-Tax Account or the Employee Roth Account.

No Surrender Fee is deducted from any portion of the Individual Account which is paid:

(a)	At the death of a Participant before Annuity payments start;

(b)	As a premium for an Annuity for a Participant under the Contract;

(c)	After a Participant has reached age 59 1/2 and 9 or more years have elapsed since the Individual Account was established;

(d)

For an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year for a Participant who is at least age 59 1/2 and less than 70 1/2.  The Current Value is calculated as of the date the partial surrender request is received in good order at the Company's Home Office.  Any outstanding loans from the Contract are excluded when calculating the Current Value.  This provision does not apply to partial surrenders due to loan defaults made from the Contract and does not apply to full surrender requests;

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(e)	When the Current Value is $5,000 or less and no surrenders have been taken from the Contract within the prior 12 months;

(f)	Due to the Participant's disability as defined by the Internal Revenue Code;

(g)	As a result of a Participant's financial hardship as defined by the Internal Revenue Code;

(h)	Upon a Participant's separation from service;

(i)	As a distribution under a systematic distribution option (SDO);

(j)

Due to the transfer or exchange of the Individual Account value to another contract issued by the Company for the Plan, subject to various conditions established by the Company; provided that the right to cancel under the new Contract is not exercised. We will treat exercise of the right to cancel as a reinstatement and any subsequent surrender may then be subject to the Surrender Fee applicable on the date of the surrender; or

(k)

For a transfer or exchange to a Company Code Section 403(b)(7) custodial account, subject to the restrictions set forth in Code Section 403(b)(7)(A)(ii), and subject to various conditions established by the Company.

To comply with Section 4223 of New York Insurance Laws, the Surrender Fee will never be greater than (a) plus (b) below:

(a)	7% of amounts surrendered from options other than the GA Account; plus

(b)

7%, reduced (but not below zero) by one percent for each year the Contract has been inforce, of amounts surrendered from the GA Account.  The Company reserves the right to compute the Surrender Fee for amounts transferred into the GA Account within 90 days prior to surrender as if such amounts had not been transferred.

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VOYA
Voya Retirement Insurance and Annuity Company
Home Office: [One Orange Way Windsor, Connecticut 06095-4774] [1-800-677-4636]	SERVICE CENTER P.O. Box 990065 Hartford, CT 06199-0065
CERTIFICATE OF GROUP ANNUITY COVERAGE

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT,

WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,

ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

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